P R E S S R E L E A S E

RCM TECHNOLOGIES, INC. REPORTS

2008 THIRD QUARTER AND YEAR-TO-DATE RESULTS

Pennsauken, NJ - November 12, 2008 -- RCM Technologies, Inc. (NASD: RCMT) today announced financial results for the thirty-nine weeks and thirteen weeks ended September 27, 2008.

The Company announced revenues of $155.7 million for the thirty-nine weeks ended September 27, 2008, down from $165.4 million for the thirty-nine weeks ended September 29, 2007 (comparable prior year period). Net loss for the thirty-nine weeks ended September 27, 2008 was $0.7 million, or $0.05 per diluted share, as compared to net income of $5.1 million, or $0.41 per diluted share, for the comparable prior year period.

As previously reported, during the first quarter of 2008 the Company recorded a $6.1 million bad debt charge before estimated income tax benefit of $2.4 million, or $3.7 million net of estimated income tax benefit, relating to a note receivable that the Company has since written off. The loss resulted in a reduction of earnings per share for the thirty-nine weeks ended September 27, 2008 of approximately $0.29 per diluted share.

Operating loss for the thirty-nine weeks ended September 27, 2008 was $1.3 million, or $0.10 per diluted share, down from operating income of $7.7 million, or $0.61 per diluted share, for the comparable period.

Net loss before stock-based compensation (1) for the thirty-nine weeks ended September 27, 2008 was $0.5 million, or $0.04 net loss per diluted share, and excludes net stock-based compensation expense of $145,000. Net income before stock-based compensation (1) for the thirty-nine weeks ended September 29, 2007 was $5.3 million, or $0.42 per diluted share, and excludes net stock-based compensation expense of $151,000.

Net income for the 2007 period includes income of $480,000 ($800,000, net of income taxes of $320,000), or $0.04 per diluted share, from a legal settlement. No such income was realized during the 2008 period.

For the thirty-nine weeks ended September 27, 2008, earnings before interest, income taxes, depreciation and amortization, or EBITDA, was $0.3 million, or $0.02 per diluted share, as compared to EBITDA of $9.6 million, or $0.77 per diluted share, for the comparable prior year period. EBITDA for the 2008 period includes the $6.1 million bad debt charge discussed above. EBITDA for the 2007 period includes income of $800,000 from a legal settlement.

The Company announced revenues of $51.6 million for the thirteen weeks ended September 27, 2008, down from $54.0 million for the thirteen weeks ended September 29, 2007 (comparable prior year period). Net income for the thirteen weeks ended September 27, 2008 was $0.6 million, or $0.04 per diluted share, as compared to net income of $1.7 million, or $0.14 per diluted share, for the comparable prior year period.

Operating income for the thirteen weeks ended September 27, 2008 was $0.9 million, or $0.07 per diluted share, down from $2.8 million, or $0.22 per diluted share, for the comparable period.

Net income before stock-based compensation (1) for the thirteen weeks ended September 27, 2008 was $0.5 million, or $0.04 per diluted share, and excludes a net stock-based compensation credit of $52,000. Net income before equity-based compensation (1) for the thirteen weeks ended September 29, 2007 was $1.8 million, or $0.14 per diluted share, and excludes a net stock-based compensation expense of $57,000.

For the thirteen weeks ended September 27, 2008, EBITDA was $1.5 million, or $0.12 per diluted share, as compared to EBITDA of $3.2 million, or $0.25 per diluted share, for the comparable prior year period.

Leon Kopyt, Chairman and CEO of RCM, commented: “The financial results for the third quarter fell short of expectations and were impacted by the softness and uncertainty of the global economy, a temporary slowdown in IT spending and higher expenses related to two recent acquisitions.

While navigating through current business challenges, we continue to make prudent decisions as to business operations and performance as well as long term strategic objectives. Despite present business instability, we remain confident in the future success of our company.”

About RCM

RCM Technologies, Inc. is a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology and engineering services. RCM is an innovative leader in the design, development and delivery of these solutions to commercial and government sectors for more than 35 years. RCM’s offices are located in major metropolitan centers throughout North America. Additional information can be found at www.rcmt.com.

The Statements contained in this release that are not purely historical are forward-looking statements within the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements. Forward looking statements include, but are not limited to, those relating to demand for the Company’s services, expected demand for our services and expectations regarding our revenues, the Company's ability to continue to utilize goodwill, to continue to increase gross margins, to achieve and manage growth, to develop and market new applications and services, risks relating to the acquisition and integration of acquired businesses, the ability of the Company to consummate acquisitions as to which it executes non-binding letters of intent, demand for new services and applications, timing of demand for services, industry strength and competition and general economic factors. Investors are directed to consider such risks, uncertainties and other factors described in documents filed by the Company with the Securities and Exchange Commission.

(1) The Company applies the provisions of SFAS No. 123(R), "Share-Based Payment," on a modified prospective basis, which required the Company to record stock-based compensation expense for all awards granted after the date of adoption and for the unvested portion of previously granted awards outstanding as of the date of adoption.

For the purposes of performing the calculation of net income before equity-based compensation expense, all equity-based compensation expense, net of income tax, is added back to net income as calculated in accordance with accounting principles generally accepted in the United States (US GAAP). Net income before equity-based compensation expense is not a measurement calculated in accordance with US GAAP, and is not intended to be a replacement for, or to be considered to be more important than, net income calculated in accordance with US GAAP. As the calculation of net income before equity-based compensation expense is not performed in accordance with US GAAP, the Company believes that the utility of the calculation is significantly limited, and that the measure should only be used to compare to net income year-over-year on a consistent basis. To mitigate this limitation, the Company has provided a reconciliation of net income before equity-based compensation expense to net income calculated in accordance with US GAAP, which should be the primary measurement utilized to analyze the Company's financial results. The Company does not utilize net income before equity-based compensation expense for any other purpose.

Tables to Follow

RCM Technologies, Inc.
Consolidated Statements of Income
(Unaudited)
(In Thousands, Except Per Share Amounts)

	Thirty-Nine Weeks Ended
	September 27, 2008	September 29, 2007
Revenues	$155,742	$165,418
Gross profit (1)	40,703	39,768
Selling, general and administrative (2)	34,356	31,010
Bad debt - note receivable	6,090	-
Depreciation and amortization	1,539	1,089
Operating (loss) income	(1,282)	7,669
Interest (expense) income, net	(114)	32
(Loss) gain on foreign currency transactions	(6)	53
Income from legal settlement	-	800
(Loss) income before income taxes	(1,402)	8,554
Income tax (benefit) expense	(737)	3,406
Net (loss) income	($665)	$5,148

Earnings per share (diluted)
Net (loss) income	($0.05)	$0.41

	Thirteen Weeks Ended
	September 27, 2008	September 29, 2007
Revenues	$51,617	$54,079
Gross profit (3)	13,255	13,433
Selling, general and administrative (4)	11,730	10,288
Depreciation and amortization	618	369
Operating income	907	2,776
Interest (expense) income, net	(73)	32
(Loss) gain on foreign currency transactions	(1)	41
Income before income taxes	833	2,849
Income tax expense	268	1,125
Net income	$565	$1,724

Earnings per share (diluted)
Net income	$0.04	$0.14

RCM Technologies, Inc.
Summary Consolidated Balance Sheet Data
(Unaudited)
(In Thousands)

	September 27,	December 29,
	2008	2007
Cash and equivalents	$3,314	$11,642
Accounts receivable	55,830	45,468
Working capital	39,618	43,541
Goodwill and intangible assets	49,756	39,937
Total assets	119,479	109,714
Senior debt	9,100	-
Total liabilities	24,416	17,666
Stockholders’ equity	$95,063	$92,048

(1) Reflects stock-based compensation expense of $36,000 and $5,000 included in cost of services for the thirty-nine weeks ended September 27, 2008 and September 29, 2007, respectively.

(2) Includes stock-based compensation expense of $109,000 and $146,000 for the thirty-nine weeks ended September 27, 2008 and September 29, 2007, respectively.

(3) Reflects stock-based compensation expense of $11,000 and $1,000 included in cost of services for the thirteen weeks ended September 27, 2008 and September 29, 2007, respectively.

(4) Includes stock-based compensation credit of $62,000 and expense of $56,000 for the thirteen weeks ended September 27, 2008 and September 29, 2007, respectively.

RCM Technologies, Inc.

Reconciliation of EBITDA to Net Income and Cash Provided by Operating Activities

(Unaudited)

As used in this report, EBITDA means earnings before interest income, interest expense, income taxes, depreciation and amortization. We believe that EBITDA, as presented, represents a useful measure of assessing the performance of our operating activities, as it reflects our earnings trends without the impact of certain non-cash charges or income. EBITDA is also used by our creditors in assessing debt covenant compliance. We understand that, although security analysts frequently use EBITDA in the evaluation of companies, it is not necessarily comparable to EBITDA of other companies due to potential inconsistencies in the method of calculation. EBITDA is not intended as an alternative to cash flow provided by operating activities as a measure of liquidity, nor as an alternative to net income as an indicator of our operating performance, nor as an alternative to any other measure of performance in conformity with generally accepted accounting principles. The following is a reconciliation of EBITDA to both net income and cash flow provided by operating activities.

	Thirty-Nine Weeks Ended
	September 27, 2008	September 29, 2007
	(In Thousands Except Share Data)
EBITDA (a)	$251	$9,611
Depreciation and amortization expense	(1,539)	(1,089)
Interest (expense) income, net	(114)	32
Income tax benefit (expense)	737	(3,406)
Net (loss) income (a)	($665)	$5,148

Earnings per share (diluted)
EBITDA	$0.02	$0.77
Net (loss) income	($0.05)	$0.41

Weighted average shares outstanding	12,666,531	12,492,599

	Thirteen Weeks Ended
	September 27, 2008	September 29, 2007
	(In Thousands Except Share Data)
EBITDA (b)	$1,524	$3,186
Depreciation and amortization expense	(618)	(369)
Interest (expense) income, net	(73)	32
Income tax (expense)	(268)	(1,125)
Net income (b)	$565	$1,724

Earnings per share (diluted)
EBITDA	$0.12	$0.25
Net income	$0.04	$0.14

Weighted average shares outstanding	12,774,026	12,616,405

(a) Includes stock based compensation expense of $145,000 and $151,000 for the thirty-nine weeks ended September 27, 2008 and September 29, 2007, respectively.

(b) Includes stock based compensation credit of $52,000 and expense of $57,000 for the thirteen weeks ended September 27, 2008 and September 29, 2007, respectively.

RCM Technologies, Inc.

Reconciliation of EBITDA to Net Income and Cash Provided by Operating Activities(Continued)

           (Unaudited)

	Thirty-Nine Weeks Ended
	September 27, 2008	September 29, 2007
	(In Thousands)
Net (loss) income	($665)	$5,148
Adjustments to reconcile net (loss) income to cash (used in) provided by operating activities:
Depreciation and amortization	1,536	1,089
Stock based compensation expense	145	151
Provision for losses on accounts receivable	(231)	155
Provision for loss on note receivable	6,090	-
Deferred tax assets	(1,658)	2,153
Changes in operating assets and liabilities
Accounts receivable	(10,282)	(4,195)
Prepaid expenses and other current assets	(876)	(690)
Accounts payable and accrued expenses	(812)	648
Accrued compensation	(351)	(111)
Payroll and withheld taxes	432	131
Income taxes payable	(1,299)	547

Cash (used in) provided by operating activities	($7,971)	$5,026

	Thirteen Weeks Ended
	September 27, 2008	September 29, 2007
	(In Thousands)
Net income	$565	$1,724
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	615	366
Stock based compensation expense	(52)	57
Provision for losses on accounts receivable	(98)	(28)
Deferred tax assets	3	550
Changes in operating assets and liabilities
Accounts receivable	596	627
Prepaid expenses and other current assets	(357)	686
Accounts payable and accrued expenses	(235)	(2,649)
Accrued compensation	(220)	(871)
Payroll and withheld taxes	(145)	178
Income taxes payable	77	453

Cash provided by operating activities	$749	$1,093

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